Exhibit (i)

[Reed Smith Letterhead]

Legality of Shares Opinion

July 22, 2013

The Trustees of LocalShares Investment Trust
618 Church Street
Suite 220
Nashville, TN  37219

Re:	Registration Statement on Form N-1A
File Nos. 333-184163; 811-22755

Ladies and Gentlemen:

LocalShares Investment Trust (“Trust”) proposes to offer and sell a series of shares of beneficial interest representing interests in a portfolio of securities known as Nashville Area ETF (such shares of beneficial interest being herein referred to as “Shares”) in the manner and on the terms set forth in its Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”).

As counsel, I have participated in the organization of the Trust, its registration under the Investment Company Act of 1940, and the preparation and filing of its Registration Statement under the 1933 Act.  I have examined and am familiar with the provisions of the Declaration of Trust dated August 23, 2012 (“Declaration of Trust”), the Bylaws of the Trust, and such other documents and records deemed relevant. I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate by me for the purposes of this opinion.

Based upon the foregoing, it is my opinion that:

1.	The Trust has been duly created and validly exists pursuant to the Declaration of Trust.

2.
The Shares which are currently being registered by the Registration Statement referred to above are duly authorized to be issued from time to time in accordance with the Declaration of Trust upon receipt of consideration sufficient to comply with the provisions of Article IV of the Declaration of Trust and subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be legally and validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.  This opinion is limited to the federal laws of the United States and to the laws of the State of Delaware.

Very truly yours,

/s/ Mary T. Payne

Mary T. Payne